Exhibit 10.1

June 23, 2016

Mr. David A. Dresner

Re:          Interim Chief Executive Officer and President

Dear Dave:

We’re delighted to extend this offer of employment for the position of Interim Chief Executive Officer of Osiris Therapeutics, Inc.  If you accept this offer, your employment will start immediately.

These are the terms and conditions of your employment if you accept this offer:

1.             Position.  Your title will be Interim Chief Executive Officer.  You will report directly to the Company’s Board of Directors.  This is a full-time position.  While you are employed at this Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.  By signing this letter of agreement, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.             Base Compensation.  The Company will pay you an annual salary of $360,000, subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.  This salary shall be payable in equal installments in accordance with the Company’s standard payroll schedule.  You will receive your first pay on June 24, 2016, which will include salary from your start date of Friday, June 10, 2016.

3.             Bonus.  You will receive a bonus of $30,000 at the conclusion of your engagement, which will end when the Company appoints a new Chief Executive Officer.  .

4.             Employee Benefits.  You will be eligible to participate in a number of Company-sponsored employee benefit plans on the same terms and conditions as other officers of the Company.  The Company offers a comprehensive employee benefits programs, including but not limited to: medical insurance, vision plan, dental insurance, flexible spending accounts, life insurance and AD&D, short-term disability, long-term disability, and a 401(k) plan with a Company match.  In addition, you will be eligible to receive the same perquisites as other officers of the Company.

5.             Paid Time Off.  Executive will receive paid Company holidays and accrue paid time off in the same manner as other Officers of the Company.

6.             Stock Options.  On June 30, 2016 and for each completed calendar month of employment, you will be granted options to purchase 5,000 shares of the Common Stock of the Company, up until a total of 25,000 granted options. All stock options granted to you will be fully vested and exercisable on the grant date.  The exercise price for all stock options granted to you will be the fair market value of the Common Stock of the Company on the grant date.  All stock options granted to you will expire on December 31, 2017, regardless of whether you continue to have an employment or other relationship with the Company.

7.             Employment Relationship.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Although we presently anticipate that your employment with the Company will end when the Company hires a new CEO, your employment with the Company is for no specific period of time.

8.             Interpretation, Amendment and Enforcement.  This letter of agreement supersedes and replaces any prior agreements, representations or understandings between you and the Company and constitutes the complete agreement between you and the Company regarding the subject matter set forth herein.

You may indicate your agreement with these terms and accept this offer by signing and dating this agreement.

Osiris Therapeutics, Inc.

By:	/s/ Yves Huwyler
Name:	Yves Huwyler
Title:	Director, Chairman of Compensation Committee

Acknowledgement and Agreement:

/s/ David A. Dresner
David A. Dresner